                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-8

                        POST-EFFECTIVE AMENDMENT NO. 1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                                 PRO-DEX, INC.
--------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

                          Commission File No. 0-14942

                 Colorado                            84-1261240
     -------------------------------            -------------------
     (State or other jurisdiction of             (I.R.S. Employer
     incorporation or organization)             Identification No.)

                1401 Walnut Street. Suite 530 Boulder, CO 80302
           ---------------------------------------------------------
       (Address of Principal Executive Offices)        (Zip Code)

        Registrant's Telephone Number, Including Area Code: (303) 443-6136
     ---------------------------------------------------------------------

                      PRO-DEX, INC. 1988 STOCK OPTION PLAN
--------------------------------------------------------------------------------
                            (Full title of the plan)

               Name and Address of Agent for Service of Process:
                            Dawn C. Anderson, Esq.
                         1401 Walnut Street, Suite 530
                               Boulder, CO 80302
                                (303) 443-6136
 ----------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
                                              PROPOSED          PROPOSED
TITLE OF SECURITIES TO     AMOUNT TO BE       MAXIMUM            MAXIMUM             AMOUNT OF
 BE REGISTERED            REGISTERED(1)       OFFERING          AGGREGATE      REGISTRATION FEE (2)
                                          PRICE PER UNIT     OFFERING PRICE
COMMON STOCK                 80,000            $1.75            $82,500.00              $100.00
----------------------------------------------------------------------------------------------------

(1) The amount to be registered represents shares to be purchased on exercise of all the currently outstanding options under the Pro-Dex, Inc. 1988 Stock Option Plan, and includes shares purchased after the effective date.

(2) The stated registration fee is the minimum fee, pursuant to Section 6(b) of the Securities Act of 1933. Such fee was paid with the prior filing of Form S-8.

     This is a post-effective amendment to the Registration Statement to register the shares of Common Stock purchasable on exercise of incentive stock options heretofore granted to employees and consultants of Pro-Dex, Inc., a Colorado corporation (the "Company") pursuant to the Pro-Dex, Inc. 1988 Stock Option Plan, filed with the Securities and Exchange Commission on July 5, 1996, and effective upon such date (the "Effective Date").. The Company has heretofore registered its common stock, pursuant to the Securities Act of 1933 ("1933 Act") and the Securities Exchange Act of 1934 ("1934 Act"). The Company is a reporting company under the 1934 Act, and the common stock of Company ("Common Stock") is listed on NASDAQ Small Cap(TM).

PLAN INFORMATION.

The Company has caused to be delivered to each participant in the Company's 1988 Stock Option Plan (the "Plan"), specified Plan Summary Information, as required pursuant to the Employee Retirement Income Security Act of 1974. Such Plan Summary Information, which was an Exhibit to the Proxy Statement of the Company in connection with its 1994 Annual Meeting of Shareholders is incorporated herein by reference.

GENERAL PLAN INFORMATION.

     Title of Plan and Name of Company.  The Plan's title is "The Pro-Dex,
     ---------------------------------
Inc. 1988 Stock Option Plan." The name of the Company whose securities are offered under the Plan is Pro-Dex, Inc.

     General Nature and Purpose of Plan.
     ----------------------------------

     In 1988, the Company adopted its 1988 Stock Option Plan (the "Plan") pursuant to which the Company's Board of Directors is authorized to issue options to purchase up to 150,000 shares of the Company's Common Stock to employees, directors and consultants of the Company. The Plan was adopted to provide an incentive to potential optionees of the Company to further the growth of the Company. The exercise price of options must be at least equal to the fair market value of the Common Stock on the date of grant. The maximum term of the options granted under the Plan is ten years. No options to purchase shares of Common Stock were granted to optionees during the fiscal year ended June 30, 1995. On the Effective Date, options to purchase an aggregate of 80,000 shares of the Company's Common Stock were outstanding under this Plan, and such options permit purchase of 30,000 of the Company's shares at $0.25 per share by Dr. Larry Kyle, a former director of the Company who is currently the President of Pro-Dex Management, Inc., one of the Company's subsidiaries, 25,000 of such options were exercisable each by Carl A. Militello and Shannon Squyres, consultants to the Company. Options held by such consultants are exercisable at $0.25 per share and $1.25 per share, respectively. Mr. Squyres and Dr. Kyle exercised their options subsequent to the Effective Date, in July and August of 1996, respectively.

     No action has been taken by the Company with respect to any modification, earlier termination or extension of the 1988 Stock Option Plan. The Company in its Form 10-KSB, for the year ended June 30, 1996, reported the filing of Form S-8 with respect to previously granted options under the Plan. In addition, the Company stated that the Board of Directors is considering termination of the Plan when all previously granted options under the Plan have been exercised.

     Plan Subject to ERISA.  The Plan is an incentive stock option plan adopted
     ---------------------
to comply with Section 422(a) of the Internal Revenue Code of 1986, as amended, and as such, is subject to compliance with ERISA in respect of any plan modification or termination, as the same would affect the interest of any Plan participant.

     Plan Administrator.  The Compensation Committee of the Board of Directors
     ------------------
of the Company serves as Plan Administrator. Additional information regarding the Plan can be obtained by participants by writing: Compensation Committee, Board of Directors, Attn. Kent E. Searl, 1401 Walnut Street, Boulder, Colorado 80302 or by telephoning (303) 443-6136.

     Material Relationships.  The members of the Compensation Committee which
     ----------------------
serves as Plan Administrator are all members of the Board of Directors of the Company. The voting members of the Compensation Committee include Richard N. Reinhardt, Robert A. Hovee and John B. Zaepfel, none of whom is an employee or consultant of the Company. Mr. Zaepfel became a member of the Compensation Committee on September 15, 1996. Messrs. Reinhardt, Hovee and Zaepfel hold options under the Director's Stock Option Plan, which options and shares underlying such options are not hereby registered. Mr. Reinhardt currently holds 56,950 shares of Common Stock individually, and for the purposes of computation of beneficial ownership of the Company, Mr. Reinhardt is considered to own 486,084 shares of Common Stock, comprising 5.38% of the issued and outstanding shares of the Company, assuming exercise of all options held by him and affiliates and attributing to Mr. Reinhardt certain options and shares held of record by Professional Sales Associates, Inc., a firm of which he is a principal.

     None of the holders of options outstanding on the Effective Date under the 1988 Stock Option Plan is currently an officer or Director of the Company or holder of 5% or more of the issued and outstanding shares of the Company's Common Stock. Dr. Larry Kyle, who held options to acquire 30,000 shares of Common Stock under the 1988 Stock Option Plan is President of the Company's Pro-Dex Management, Inc. subsidiary. Mr. Shannon Squyres and Mr. Carl A.
Militello, holders of options to acquire 25,000 shares each of Common Stock under the 1988 Stock Option Plan were consultants to the Company. Mr. Squyres is no longer a consultant to the Company.

     Selection and Termination of Plan Administrators.  Plan Administrators are
     ------------------------------------------------
selected by the Board of Directors of the Company. Although the Compensation Committee of the Board of Directors may delegate certain plan administration duties to any reputable accounting or ERISA plan administrative firm, the appointment of the Compensation Committee to so serve as Plan Administrator is not terminable except by the Board of Directors of the Company. Each member of the Compensation Committee serves as a plan administrator for the entire term of service of such Director on the Compensation Committee.

SECURITIES TO BE OFFERED.
------------------------

     Title and Total Amount of Securities Being Offered Pursuant to Plan.  The
     -------------------------------------------------------------------
Company intends to register all the reserved shares of the Company's Common Stock for which options are currently exercisable under the Company's 1988 Stock Option Plan, constituting 80,000 shares of the Common Stock of Company on the initial effective date of the Form S-8, of which 25,000 shares remain subject to outstanding options, while 55,000 options were exercised following the Effective Date of the Form S-1. The Company does not intend hereby to register the options heretofore granted to acquire shares of the Company's Common Stock under the Company's 1988 Stock Option Plan.

     Common Stock Registered Under Section 12 of 1934 Act.  The Common Stock of
     ----------------------------------------------------
the Company has heretofore been registered under Section 12 of the 1934 Act.

ELIGIBILITY TO PARTICIPATE IN THE PLAN.
--------------------------------------

     All employees, consultants and independent contractors are eligible to participate in the 1988 Stock Option Plan. However, the Company's Board of Directors, which has complete authority to determine the grantees of such options, has heretofore granted options only to the three individuals noted above, a senior executive of one of the Company's subsidiaries and two consultants.

PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED.
-------------------------------------------------------------------------------

     The following chart sets forth currently exercisable options outstanding under Company's 1988 Stock Option Plan, stating the period of time within which the grantee consultant may elect to exercise options heretofore granted under such plan and the price at which the Company's Common Stock is purchasable under such options:

                OUTSTANDING OPTIONS UNDER 1988 STOCK OPTION PLAN

                                Options   Exercise
                                Granted     Price    Expiration  Date of
        Name              Year    (#)       $/SH)       Date      Grant
------------------------  ----  --------  ---------  ----------  --------
Carl A. Militello/(1)/    1992   25,000     1.25      12-31-98   12-31-93

----------

(1) Mr. Militello was granted such options pursuant to a consulting agreement between the Company and Mr. Militello. Mr. Militello currently serves as a consultant to the Company. Such options expire, if unexercised, 90 days after cessation of service as a consultant to the Company.

     The following chart sets forth options outstanding under Company's 1988 Stock Option Plan on the Effective Date, which were exercised after the Effective Date and prior to this Amendment, stating the period of time within which the grantee consultant may elect to exercise options heretofore granted under such plan and the price at which the Company's Common Stock is purchasable under such options:

                   OPTIONS EXERCISED AFTER THE EFFECTIVE DATE
                          UNDER 1988 STOCK OPTION PLAN

                              Options   Exercise
                              Granted     Price    Expiration   Date of
        Name            Year    (#)       $/SH)       Date       Grant
----------------------  ----  --------  ---------  -----------  --------

M. Larry Kyle/(1)/      1988   30,000     0.25        6-30-98    6-30-93

Shannon Squyres/(2)/    1994   25,000     1.75       12-31-03   12-31-93

----------------

(1) Dr. Kyle was granted such options at a time when he was both President of the Company's Pro-Dex Management, Inc. wholly owned subsidiary and a member of the Company's Board of Directors. Dr. Kyle remains President of Pro-Dex Management, but ended his service on the Board of Directors on July 26, 1995. Such options were exercised in August 1996.
(2) Mr. Squyres was granted such options pursuant to a consulting agreement between the Company and Mr. Squyres. Mr. Squyres ceased service as a consultant to the Company in August 1996. Such options were exercised in July 1996.

     Non-Contributory Plan.  The 1988 Stock Option Plan provides for grant of
     ---------------------
options by the Company, without any payment for such options by the employee or consultant to whom such options are granted. Such options are granted to acquire shares at the market price as of the date of grant. Accordingly, neither the Company nor the grantee is considered to have "contributed" to such Plan.

     Reporting to Participants.  Grant letters have been issued by the Company
     -------------------------
to each participant granted options under the Plan, as required by the Plan. In addition, the Company reports annually regarding the amount of currently exercisable options, exercise price and the expiration dates therefore.

RESALE RESTRICTIONS.
-------------------

     Prior to the effective date of the Company's Registration Statement on Form S-8 in July 1996, all shares of the Company's Common Stock which Plan participants could acquire on exercise of options under the 1988 Stock Option Plan were required by the terms of such Plan and the terms of the grant letters to be restricted stock, transferable only on registration under the federal and state securities laws or opinion of counsel satisfactory to the Company that such registration is not required under the circumstances of such transfer.

TAX EFFECTS OF PLAN PARTICIPATION.
---------------------------------

     The Company's shareholders approved the 1988 Stock Option Plan in January 1989, within the required period after adoption of the Plan. Accordingly, the options issued under the Plan to employees of the Company are incentive stock options ("ISOs") pursuant to Section 422(a) of the Internal Revenue Code of 1986, as amended. No tax consequences result from the granting of the ISO or from the exercise of the ISO by the Employee. In addition, the Company is not allowed a business expense deduction in respect of an ISO. The employee who acquired shares of the Company's Common Stock is accorded capital gains treatment upon transfer of such shares, provided that (a) no disposition of such shares is made within the 2 year period beginning on the date the option was granted and no disposition of such shares is made within 1 year after the stock is transferred to the employee on exercise of the ISO, and (b) at all times during the period beginning with the grant of the option and ending on the day three months before the date of such exercise, such individual was for the purposes of Section 422(a) an employee of the corporation granting the option, a parent or a subsidiary of the corporation granting the option, or a corporation which is treated as such under Section 422(a). If the holding period rules are not met for an option which otherwise meets Section 422(a), the gain that would have been realized on exercise of the option is included as ordinary income in the year of the disqualifying disposition. For purposes of assessing the tax liability on an early disposition, fair market value is determined without regard to restrictions on the shares. Gain for this purpose is equal to the lesser of the (1) difference between fair market of the exercise date and ISO exercise price, or (2) the amount realized on disposition of the shares, less the employee's adjusted basis in the stock. If an employee transfers his shares to a trust, receiver or fiduciary in an insolvency proceeding, the transfer is not considered a disposition within the holding period. Alternative minimum tax rules are applied as if the benefits of Section 421 do not apply to the ISO or shares acquired on exercise of the ISO.

     The options granted pursuant to the Plan to consultants to the Company were treated as options not qualified for ISO treatment under the terms of the Plan
and the grant letters relating to such action by the Company.   Such options are
termed "nonstatutory stock options" and are accorded no favorable tax treatment under Sections 421 through 424 of the Internal Revenue Code of 1986, as amended. Nonstatutory options are generally taxed as ordinary income at the time they are granted, the options being considered compensation for services rendered by a consultant or employee. Nonstatutory options may be taxed (1) when the option is granted, (2) when the option-holder exercises the option, (3) when the option-holder transfers the option (options under the Plan are not transferable) or (4) when restrictions on the disposition of stock acquired pursuant to the option lapse. As the terms of each Plan and grant of options differ, each option-holder is encouraged to consult with their personal tax advisor in the grant letter relating to grant of options under the Company's 1988 Stock Option Plan.

     The Company cannot deduct any amount of compensation in respect of the granting or exercise of option, unless the employee fails to comply with the
Section 422(a) holding period. In event of sale by any employee prior to termination of the holding period, the Company is permitted a deduction under
Section 162 in the year in which the non-qualifying disposition occurred. No amount other than the price paid for the purchase of Common Stock pursuant to exercise of any option is considered as received for the shares issued.


INVESTMENT OF FUNDS.
-------------------

     No investment of any funds occurs under the 1988 Stock Option Plan.

WITHDRAWAL FROM THE PLAN; ASSIGNMENT OF INTEREST.
------------------------------------------------

     Upon termination of the employee or consultant's relationship with the Company, such individual must exercise all currently exercisable options within 90 days unless the Plan Administrator in its discretion grants additional time
to exercise such options.   There is no provision for any employee to terminate
participation in the plan, and there is no provision for any assignment of interest by any employee. In the event of the death of any employee, the employee's or consultant's estate or personal administrator may exercise such options within the period such options would have been exercisable by the employee or consultant, in the event of any ordinary termination of the employee or consultant relationship. In accordance with the terms of the grant letter between Mr. Militello and the Company, Mr. Militello on March 7, 1994 transferred his stock option to Cedar Point, Inc., a corporation which he controls, which for purposes of the Plan is not treated as an impermissible assignment of interest. Exercise of the options granted under the Plan to Mr. Militello can only be undertaken by Mr. Militello.

FORFEITURE OR PENALTY.
---------------------

     All options not exercised prior to expiration are forfeited. All options not exercised prior to 90 days after termination of any employee or consultant, whether by death, resignation or termination by the Company, are forfeited, unless the Compensation Committee of the Company's Board of Directors otherwise permits extension for any specific time certain.

CHARGES AND DEDUCTIONS AND LIENS THEREFOR.
-----------------------------------------

     The 1988 Stock Option Plan of the Company contains no provision to charge, claim deductions or exert any lien with respect to the rights of any employee to exercise any currently exercisable option under the Plan. Under the Plan, any attempted placement of any lien, whether to enforce a judgment or otherwise, results in termination of the option to acquire shares of the Company.

REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
-----------------------------------------------------------

       The Company hereby advises participants in its 1988 Stock Option Plan that information in the following filings with the Securities and Exchange Commission is incorporated herein by reference and copies of such information is available, without charge, upon written or oral request to George J. Isaac, Chief Financial Officer, Pro-Dex, Inc., 1401 Walnut Street, Suite 500, Boulder,
Colorado 80302 or by telephone at (303) 443-6136:   (a) the Company's most
recent filing of its annual report on Form 10-KSB, (b) the Company's quarterly reports since such date on Form 10-QSB, (c) all other reports filed pursuant to
Section 13(a) or 15(d) of the 1934 Act, and (d) the description of the Company's Common Stock filed pursuant to the Company's most recent Registration Statement applicable thereto under the 1934 Act.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Company hereby states that information in the following filings with the Securities and Exchange Commission is incorporated herein by reference and copies of such information is available, without charge, upon written or oral request to George J. Isaac, Chief Financial Officer, Pro-Dex, Inc., 1401 Walnut Street, Suite 500, Boulder, Colorado 80302 or by telephone at (303) 443-2136:
(a) the Company's most recent filing of its annual report on Form 10-KSB, (b) the Company's quarterly reports since such date on Form 10-QSB, if any (c) all other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act, (d) the description of the Company's Common Stock filed pursuant to the Company's most recent Registration Statement applicable thereto under the 1934 Act, and (e) all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment stating that all securities offered have been sold or which deregisters all remaining securities which then remain unsold.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The description of Common Stock set forth in the Company's 1934 Act Registration Statement on Form 8A is hereby incorporated herein by reference.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Diana L. Powell, P.C. passed on certain matters in respect of this registration on behalf of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles of Incorporation permit indemnification of directors and officers to the full extent permitted under Colorado law. Such law does not permit indemnification of directors in event of fraud on the Company, criminal acts, or violation of fiduciary duties owed to the Company. The Company has in place a Directors' and officers' errors and omissions policy. The Company's Board of Directors and officers have been advised that the Securities and Exchange Commission does not consider that it is permissible to indemnify any officer or Director in respect of certain obligations under the federal securities laws.



ITEM 7.  EXEMPTION FROM REGISTRATION.

     This registration is limited to a registration of the Common Stock which may be acquired on exercise of incentive stock options under the 1988 Stock Option Plan. No such options were registered prior to the Effective Date. Accordingly, the securities being registered hereunder are not being re-offered or resold pursuant to this registration statement.

     The grant of options pursuant to the 1988 Stock Option Plan was exempt under Section 3(a)(2) of the 1933 Act, as an stock option plan to benefit persons all of whom are eligible to be treated for such purposes as employees within the meaning of Section 401(c) of the Internal Revenue Code of 1986. In addition, the grant of options pursuant to the 1988 Stock Option Plan was exempt under Section 4(2) of the 1933 Act, as fewer than 35 individuals were granted such options, and each such individual was a senior executive or consultant to the Company who is well informed regarding the Company's business and assets.

ITEM 8.  EXHIBITS.

     Attached hereto is an opinion of counsel regarding the legality of the shares of Common Stock registered hereunder.

ITEM 9.  UNDERTAKINGS.

     (1) That for the purpose of determining any liability under the Act, each Post-Effective Amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement to include any material information with respect to the plan or any other material matter not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (3) To remove from registration by means of a Post-Effective Amendment any of the securities being registered that remain unsold at the termination of the offering;

     (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado on October 29, 1996.

                                PRO DEX, INC., a Colorado corporation


                                By:  /S/ Kent E. Searl
                                   _______________________________
                                    Kent E. Searl, Chairman


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


October 29, 1996                    /S/ Ronald G. Coss
                                   _______________________________________
                                    Ronald G. Coss, Vice Chairman, Director


October 29, 1996                    /S/ Charles E. Strait
                                   ______________________________________
                                    Charles E. Strait, President, Director

October 29, 1996                    /S/George J.Isaac
                                    _________________________________________
                                    George J. Isaac, Vice President, Director


October 29, 1996                    /S/Richard N. Reinhardt
                                    _________________________________________
                                    Richard N. Reinhardt, Director


October 29, 1996                    /S/Robert A. Hovee
                                    _________________________________________
                                    Robert A. Hovee, Director



October 29, 1996                    /S/John B. Zaepfel
                                    _________________________________________
                                    John B. Zaepfel, Director

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boulder, State of Colorado, on October 29, 1996.


                                    PRO-DEX, INC. 1988 STOCK OPTION PLAN

                                    By:   Compensation Committee, Pro-Dex, Inc.
                                                 Board of Directors, Trustee


October 29, 1996                    By: /S/ Richard N. Reinhardt
                                        _______________________________________
                                         Richard N. Reinhardt, Member,
                                         Compensation Committee


October 29, 1996                    By: /S/ Robert A. Hovee
                                        _______________________________________
                                         Robert A. Hovee, Member,
                                         Compensation Committee


October 29, 1996                    By: /S/ John B. Zaepfel
                                        _______________________________________
                                         John B. Zaepfel, Member,
                                         Compensation Committee